FOR IMMEDIATE RELEASE	September 18, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES THE SALE OF ITS PROPERTY IN MONROE, NORTH CAROLINA

Freehold, New Jersey….September 18, 2015 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the sale of its 160,000 square foot industrial building located in Monroe, North Carolina (“Property”) to Charlotte Pipe and Foundry Company, the tenant of the Property, for $9.0 million. Monmouth purchased this Property in 2001 and it has a historic cost basis of $5.6 million and a current net book value (net of accumulated depreciation) of $3.8 million.

Michael P. Landy, President and CEO, commented, “We are pleased to announce the sale of our Monroe, North Carolina facility to our Tenant, Charlotte Pipe and Foundry. Our net sales proceeds of $8.8 million less our current carrying book value of $3.8 million will result in a realized gain of $5.0 million representing a 57% gain over our original cost basis and a 132% gain over our current depreciated GAAP basis. While we rarely dispose of our assets, this sale was directly to our tenant and therefore represented a special situation for both parties. Our 13.9 million square foot portfolio of single-tenant net-leased industrial properties leased primarily to investment grade tenants continues to perform very well with a current occupancy rate of 97.6% and with additional occupancy gains scheduled to commence during the next quarter. We plan to redeploy the capital generated from this disposition into our large acquisition pipeline, which currently stands at 2.7 million square feet of new built-to-suit properties currently under construction.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety properties located in twenty-eight states, containing a total of approximately 13.9 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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